Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "WIDEPOINT CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF OCTOBER, A.D. 2020, AT 8:07 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

2752949 8100
SR# 20207995363

Authentication: 203925380
Date: 10-23-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:07 AM 10/23/2020
FILED 08:07 AM 10/23/2020
SR 20207995363 - File Number 2752949

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WIDEPOINT CORPORATION
(a Delaware Corporation)

WidePoint corporation, a corporation organized and existing under the laws of the State of Delaware (the "***Corporation***"), does hereby certify:

1. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "***Restated Certificate***"), and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The Restated Certificate is hereby amended by deleting Article FOURTH in its entirety and substituting in lieu thereof the following:

ARTICLE IV. CAPITAL STOCK

The aggregate number of shares of stock that the Corporation shall have authority to issue is forty million (40,000,000), of which ten million (10,000,000) shares, with a par value of $0.001 per share, are designated as Preferred Stock, and thirty million (30,000,000), with a par value of $0.001 per share, are designated as Common Stock.

(a) Provisions Relating to the Common Stock.

(1) Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

(2) The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

(3) Effective as of 5:00 p.m. Eastern Time on November 6, 2020 (the "Effective Time"), each ten (10) shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or any holder thereof, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). The Reverse Stock Split shall occur without any further action on the part of the Company or the holder thereof and whether or not certificates representing such holder's shares prior to the Reverse Stock Split are surrendered for cancellation. No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificate"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, plus any additional fraction of a share of Common Stock to round up to the next whole share."

(b) Provisions Relating to the Preferred Stock. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

2. This Certificate of Amendment shall be effective as of November 6, 2020 at 5:00 p.m. Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 23rd day of October 2020.

WIDEPOINT CORPORATION

Name: Jin Kang
Its: CEO